Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and among

INDIA GLOBALIZATION CAPITAL, INC.
A Maryland Corporation;

And

SHAREHOLDER OF GOLDEN GATE ELECTRONICS LIMITED

And

GOLDEN GATE ELECTRONICS LIMITED
A Hong Kong based Corporation

Effective as of May 31, 2014

Table of Contents

DEFINITIONS
DEFINITIONS	4
RECITALS	5
ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES BY IGC	6
ARTICLE II	9
ARTICLE III	10
REPRESENTATION, COVENANTS AND WARRANTIES BY GOLDEN GATE ELECTRONICS LIMITED
ARTICLE IV
ACQUSITION AND OTHER CONSIDERATIONS	15
ARTICLE V	18
COMPOSITION OF DIRECTORS AND OTHER OPERATIONAL CONSIDERATIONS, POST CLOSING	18
ARTICLE VI	19
SPECIAL COVENANTS	19
ARTICLE VII	21
CONDITIONS PRECEDENT TO OBLIGATIONS OF IGC	21
ARTICLE VIII	23
CONDITIONS PRECEDENT TO OBLIGATIONS OF GOLDEN GATE ELECTRONICS LIMITED	23
ARTICLE IX	24
DISPUTE RESOLUTION	24
ARTICLE X	25
MISCELLANEOUS	25

List of Exhibits

Exhibit – 1 – Complete list of shareholders of Golden Gate Electronics Limited receiving stock of IGC as per Section 4.3

Exhibit – 2 – Details of the major shareholders of Golden Gate Electronics Limited.

Exhibit – 3 – List of subsidiaries not set out in Disclosures, as per Section 1.3.

Exhibit – 4 – Complete and correct copies of the articles of incorporation, bylaws and amendments of Golden Gate Electronics Limited.

Exhibit – 5 – Unaudited Financial Statements of Golden Gate Electronics Limited for the year ending March 31, 2014. The audited financials for said financial year will be provided by the end of June 30, 2014.

Exhibit – 6 – Assets of Golden Gate Electronics Limited impaired as set out in Section 3.6.

Exhibit – 7 – Details of existing contracts of Golden Gate Electronics Limited.

Exhibit – 8 – Calculation of Earn Out as per the terms of Section 4.4.

Exhibit – 9 – Allocation of overhead costs to Golden Gate Electronics Limited as per the terms in Section 4.5.

Exhibit – 10 – Initial distribution of dividends to shareholders as per the terms in Section 4.5.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of this May 31, 2014 (the “Agreement”), by and among:

1)	India Globalization Capital, Inc., (“IGC”), a Maryland corporation with its principal place of business located at 4336, Montgomery Avenue, Bethesda, MD 20814;
2)	Shareholders of Golden Gate Electronics Limited, (“Golden Gate Shareholders”) listed in Exhibit 1; and
3)	Golden Gate Electronics Limited, (“Golden Gate”), a Hong Kong corporation, with its registered office at Unit 807, 8/F, Tower 2, Harbour Centre, 8 Hok Cheung Street, Hunghom, Kowloon, Hong Kong

DEFINITIONS

•	“Golden Gate”, “GG” shall refer to Golden Gate Electronics Limited.
•	“IGC”: This shall refer to India Globalization Capital, Inc. a company incorporated in the state of Maryland and listed on NYSE-MKT with listing symbol IGC.
•	“Closing”: Closing will occur on the Closing Date in the United States at the IGC offices.
•
“Closing Date”: The Closing Date or consummation of this Agreement will be on the day the all statutory requirements are completed, including: (1) approval of this transaction by the Board of IGC; (2) IGC nominated directors are registered with the Hong Kong Company Registry; and (3) the 1st tranche IGC stocks (17%) are transferred to Golden Gate Shareholders.

•	“Company”: Shall refer to IGC.
•	“Shareholders of Golden Gate”: Refers to the direct or indirect shareholders of Golden Gate, Limited. The major shareholder’s details are listed in Exhibit 2.
•
“Exchange Shares”: shall refer to 1,209,765 shares of IGC, with CUSIP 45408X308, issued as consideration towards the purchase of 510,000 shares of Golden Gate, pursuant to the present Stock Purchase Agreement.

•	“VWAP”: refers to Volume Weighted Price as reported on Bloomberg.
•	“Share Price Floor”, “SPF” is set at USD $0.50 per share as computed based on a 30 day VWAP.
•	“Share Price Floor Period, “SPFP” is referred to as the 30 consecutive trading day period during which the common shares trades below the SPF.
•	“Earn Out Shares” refers to the shares earned for meeting the targets set out for FYE March 31, 2015, FYE March 31, 2016 and FYE March 31, 2017.
•	“Earn Out Period” refers to the period between Closing and March 31, 2017.
•
 “Disclosed” or “Disclose” or “Undisclosed” or “Disclosure”: shall refer to disclosures made by the Company in its filings with the Securities and Exchange Commission (SEC) and in press releases issued by the Company through the Closing Date.

•	“NYSE” or “NYSE-MKT”: Refers to the New York Stock Exchange and specifically to NYSE-MKT.

•	“Parties”: Refers to all parties to the Agreement.
•	“Buyer”, “Purchaser” is IGC.
•	“Securities”: The common stock of IGC.
•	“Seller”: The Seller shall refer to Mr. Sunny Tsang Hon Sang, the sole shareholder of Golden Gate.
•	“Share Purchase Agreement”, “SPA” shall refer to this agreement and it supersedes the Letter of Intent and all other previous communications.

RECITALS

WHEREAS, IGC is a publicly traded corporation, registered in the state of Maryland, USA with its principal place of business located at 4336 Montgomery Ave. Bethesda, MD, 20814, listed on the New York Stock Exchange with symbol IGC (the “NYSE MKT”);

 WHEREAS, The individual listed in Exhibit 1 hereto is the sole shareholder of Golden Gate, Limited.

WHEREAS, Golden Gate Limited is incorporated in Hong Kong with principal office at Unit 807, 8/F Tower 2, Harbor Center, 8 Hok Cheung Street, Hunghom, Kowloon Hong Kong.  Golden Gate has 1,000,000 shares of common stock issued and outstanding all owned by the sole shareholder listed in Exhibit 1.

WHEREAS, IGC through its subsidiaries has operations in India, USA and China.

WHEREAS, the Parties herein entered into a Letter of Intent dated May 21, 2014 (“LOI”) setting out the broad terms and conditions of the understanding reached by and between the Parties, and the Parties are now desirous of reducing the terms as contained in the LOI in the form of a definitive agreement and a reference is being made to the LOI dated May 21, 2014.

WHEREAS, this Agreement provides for the acquisition of a majority of Golden Gate, whereby Golden Gate shall become a subsidiary of IGC.

WHEREAS, the boards of directors of IGC and Golden Gate have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual benefits to be derived, and the representation and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES BY IGC

As an inducement to and to obtain the reliance of Golden Gate and Golden Gate Shareholders, IGC represents and warrants as follows:

Section 1.1            Organization.

IGC is a corporation duly organized, validly existing, and in good standing under the laws of Maryland and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of IGC’s articles of incorporation or bylaws.  IGC has the power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement.  Details of IGC are incorporated herein by reference as Disclosed in its Annual Report on Form 10/K and Form 10/K/A for the Financial Year Ended (FYE) March 31, 2013, and on subsequent Form 10-Q and Form 8-K and other filings made with the Securities and Exchange Commission (SEC) through Closing Date.

Section 1.2            Capitalization.

The authorized capitalization of IGC consists of about 150,000,000 shares of Securities, USD $.01 par value per share; and 1,000,000 shares of preferred stock.  As of March 26, 2014, IGC has 8,623,569 common shares issued and outstanding and none of the preferred shares are issued.

As Disclosed, all issued and outstanding shares are legally issued, fully paid and non-assessable and there are no Undisclosed shares issued in violation of the preemptive or other rights of any person.  There are no Undisclosed warrants or options authorized or issued as of March 26, 2014.

Section 1.3            Subsidiaries.

The subsidiaries and investments of IGC not set out in its Disclosures are listed in Exhibit 3.

Section 1.4            Tax Matters: Books and Records.

(a)	The books and records, financial and others, of IGC are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	IGC has no Undisclosed statutory liabilities including Undisclosed tax liabilities with respect to the payment of any country, federal, state, county, or local taxes.

Section 1.5            Litigation and Proceedings.

There are no material Undisclosed actions, suits, proceedings or investigations pending or threatened against or affecting IGC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition or income of IGC.  IGC is not in default of any Undisclosed judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency.

Section 1.6            Material Contract Defaults.

IGC is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of IGC, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which IGC has not taken adequate steps to prevent or rectify such a default from occurring.

 Section 1.7           Intentionally Left Blank.

Section 1.8            Title and Related Matters.

IGC has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  IGC owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with IGC’s business.   No third party has any right to, and IGC has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse effect on the business, operations, financial conditions or income of IGC or any material portion of its properties, assets or rights.

Section 1.9            Contracts.

On the Closing Date:

(a)           There are no material contracts, agreements, franchises, license agreements, or other commitments to which IGC is a party or by which it or any of its properties are bound;

(b)           IGC is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as IGC can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of IGC.

Section 1.10         Compliance with Laws and Regulations.

To the best of IGC’s knowledge and belief, IGC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of IGC or would not result in IGC incurring material liability.

Section 1.11          Approval of Agreement.

The Board of Directors of IGC has authorized or is expected to ratify the execution and delivery of this Agreement as part of Closing.

Section 1.12          Material Transactions or Affiliations.

Other than as Disclosed there are no material contracts or agreements of arrangement between IGC and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Securities of IGC and which is to be performed in whole or in part after the date hereof.  IGC has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.13          No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which IGC is a party or to which any of its properties or operations are subject.

Section 1.14          Governmental Authorizations.

IGC has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with, NYSE, federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by IGC of this Agreement.

Section 1.15          Shareholder’s Approval

The consummation of this transaction will not require an affirmative vote and approval by a majority of the shareholders of IGC.

Section 1.16          Ownership of Stock.

IGC is the lawful owner of the stock to be delivered to the shareholders of Golden Gate or its designees/ nominees and such stock shall be free and clear of all liens, encumbrances and claims of every kind and character, other than SEC mandated legends and any of the foregoing arising from actions by the shareholders of Golden Gate (collectively, “Encumbrances”) as of the Closing Date.  The delivery to the shareholders of Golden Gate of the stock pursuant to the provisions of this Agreement will transfer to the shareholders of Golden Gate valid title thereto, free and clear of any and all Encumbrances.  The stock of IGC held by the shareholders of Golden Gate will be subject to customary public company insider, 10% ownership restrictions and may be sold subject to an effective registration statement.

Section 1.17          Approval by Disinterested Board Committee.

This transaction does not involve an interested director of IGC. This transaction is not an Interested Director Transaction as contemplated by Section 2-419 of the Maryland General Corporation Law.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF  GOLDEN GATE SHAREHOLDER

As an inducement to, and to obtain the reliance of IGC, the Shareholder of Golden Gate represents and warrants as follows:

Section 2.1            Golden Gate is owned and controlled by the shareholder listed in Exhibit 1 whose details are set out in Exhibit 2.

Section 2.2            The Golden Gate Shareholder understands that the Securities of the Company issuable hereunder or any portion thereof may not be sold or distributed without compliance with all applicable United States securities laws.

Section 2.3            Golden Gate Shareholder understands and is fully aware that IGC’s Securities issuable hereunder are being issued in reliance upon an exemption provided for by the 1933 Securities Act and the applicable state securities laws, on the basis that no public offering is involved, and that the representations set forth in this Agreement are being relied upon by IGC and are essential to the availability of such exemption.

Section 2.4           That Golden Gate Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof is not intended to be exempt from registration under the Securities Act.  And as such the Golden Gate Shareholder has no intention of becoming a U.S. Person and at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Golden Gate Shareholder is outside of the United States.

Section 2.5            Such Golden Gate Shareholder understands and acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

Section 2.6            The Exchange shares will be subject to forward and reverse splits and any dividend payments made by IGC in the future.

Section 2.7            Such Golden Gate Shareholder represents that he will not directly or indirectly engage in short selling the Company’s Securities during the term covered by this SPA including between Closing and September 30, 2017.

Section 2.8            This transaction to purchase Golden Gate stock and the issuance of IGC’s Securities issuable hereunder were initiated in a private, negotiated transaction between Golden Gate Shareholders and IGC, outside the United States and no general solicitation was utilized by the Company.

Section 2.9            Golden Gate Shareholder understands and agrees that the certificates evidencing the ownership of the IGC’s Securities, Exchange Shares, issuable hereunder will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND NO SALE, TRANSFER OR OTHER DISPOSITION OF THE SHARES MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (ii) AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (iii) RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

ARTICLE III

REPRESENATTION, COVENANTS AND WARRANTIES BY GOLDEN GATE, LIMITED.

That Golden Gate makes the following representations and warranties set forth in this Article III to IGC intending that IGC will rely on each of such representations and warranties in order to induce IGC to enter into and complete the acquisition of Golden Gate.

Section 3.1            Organization.

Golden Gate is a wholly owned duly organized, validly existing and in good standing under the laws of the Hong Kong and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in Exhibit 4 are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Golden Gate’s certificate of incorporation or bylaws. Golden Gate has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 3.2            Capitalization.

Golden Gate’s authorized capital consists of a fully diluted total of 1,000,000 shares, held by and in the manner listed in Exhibit 1.  There are no other derivative securities including options, warrants, and preferred shares issued and outstanding.

All issued and outstanding common shares have been legally issued, fully paid, are non-assessable and not issued in violation of the preemptive rights of any other person.  Golden Gate has no other securities, warrants or options authorized or issued.

The shareholder listed in Exhibit 1 is the 100% beneficial owners, and has good title to, the Golden Gate Shares. The Golden Gate Shareholders have the right and authority to sell and deliver their Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements.  Upon delivery of any certificate or certificates duly assigned, representing the Golden Gate Shares as herein contemplated and/or upon the registering of IGC as the new owner of the Golden Gate Shares in the share register of Golden Gate, IGC will receive good title to the Golden Gate Shares owned by the Golden Gate Shareholders free and clear of any Liens.

Section 3.3            Subsidiaries.

Golden Gate has no subsidiaries

Section 3.4            Tax Matters, Books & Records.

(a)           Golden Gate’s books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

(b)           Other than disclosed on the Financial Statements for the Year Ended March 31, 2014 (Exhibit 5), Golden Gate has no other including but not limited to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)           The Golden Gate Shareholder shall be responsible for the collection of all monies due to Golden Gate and its subsidiaries including but not limited to loans and receivables.  The Golden Gate Shareholder will also be responsible for the payment of Taxes, Royalty, VAT, penalties and other liabilities that are not set out in the unaudited financial statements for FYE 2014 as presented in Exhibit 5 (The audited financials for said financial year will be provided by the end of June 30, 2014).

Section 3.5            Information.

The information concerning Golden Gate as set forth in this Agreement and provided to the USGAAP auditor and the Legal Due Diligence Team employed by IGC is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6            Title and Related Matters.

Golden Gate have good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal, including but not limited to all internet domain names, vehicles, equipment and other assets (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  Except to the extent as set forth in Exhibit 6, Golden Gate own free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with its business.  Except as set forth in the attached Exhibit 6, no third party has any right to, and Golden Gate have not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial conditions or income of Golden Gate, or any material portion of its properties, assets or rights.

Section 3.7            Litigation and Proceedings.

To the best knowledge of the seller, there are no actions, suits or proceedings pending or threatened by or against or affecting Golden Gate at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Golden Gate.  Golden Gate does not have any knowledge of any default on its part or on the part of its subsidiary with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.8            Contracts.

On the Closing Date:

(a)           Except for those enumerated in Exhibit 7 (Government Loan/Facility), there are no material contracts, agreements, franchises, license agreements, or other commitments to which Golden Gate is a party to or by which its properties are bound;

(b)           Golden Gate is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Golden Gate can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Golden Gate; and

(c)           Except as shown on the balance sheet for the Year ended March 31, 2014; Golden Gate is not a party to any material oral or written: (i) contract for the employment of any officer or employee, except for the appointment of a new General Manager ; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, except for the bonus of the new General Manager; (iii) agreement, contract or indenture relating to the borrowing of money, except for the renewal/grant of the government loan/facility; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds USD $10,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of USD $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than USD $10,000 in the aggregate.

Section 3.9            No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Golden Gate is a party or to which any of its properties or operations are subject.

Section 3.10          Material Contract Defaults.

To the best of Golden Gate’s knowledge and belief, Golden Gate is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Golden Gate, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Golden Gate has not taken adequate steps to prevent such a default from occurring.

Section 3.11          Governmental Authorizations.

To the best of Golden Gate’s knowledge, Golden Gate has all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Golden Gate of the transactions contemplated hereby.

Section 3.12          Compliance with Laws and Regulations.

To the best of Golden Gate’s knowledge and belief, Golden Gate has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of, Golden Gate, or would not result in Golden Gate incurring any material liability.

Section 3.13          Insurance.

All of Golden Gate ’s insurable properties are insured for the benefit of Golden Gate directly or indirectly under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force for a minimum of one year after the Closing Date.

Section 3.14          Approval of Agreement.

The Board of Directors of Golden Gate has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby.

Section 3.15          Material Transactions or Affiliations.

As of the Closing Date, there will exist no material contract, agreement or arrangement between Golden Gate, and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Golden Gate to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Golden Gate and which is to be performed in whole or in part after the date hereof except with regard to an agreement with Golden Gate shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income.  Golden Gate has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE IV

ACQUSITION AND OTHER CONSIDERATIONS

Section 4.1            Securities

1.
On the Closing Date, the Seller shall deliver to the Purchaser certificates evidencing 510,000 shares of common stock of Golden Gate duly endorsed in blank or with executed power attached thereto in transferable form, so that IGC shall become either directly or indirectly a 51% (fifty one percent) owner of Golden Gate.

2.
IGC shall have the sole right to assign all or any portion of the shares to be held by any of its subsidiaries or by an individual nominee shareholder. However, for the years 2015, 2016 and 2017, GG will be a direct subsidiary of IGC-USA only.

Section 4.2            Valuation and methodology

The Parties have negotiated a total valuation of USD $2,063,717 for 100% of Golden Gate. The Parties have agreed to a purchase price of 1,209,765 shares of IGC common stock, as consideration for the acquisition of 510,000 shares, or 51%, of Golden Gate.  The 1,209,765 shares are referred to as Exchange Shares.  The release of the Exchange Shares is set out in Section 4.3.

Section 4.3            Consideration for the release of IGC stock

The Company will deliver to the person(s) nominated by the shareholder of GG, with the prior written consent of IGC and for a period of 3 years, the Exchange Shares as follows:
1.	17% of the Exchange Shares, 205,661 shares, at Closing.
2.	17% of the Exchange Shares, 205,660 shares, for meeting the FYE 2015 targets set out in Exhibit 8.
3.	33% of the Exchange Shares, 399,222 shares, for meeting the FYE 2016 targets set out in Exhibit 8.
4.	33% of the Exchange Shares, 399,222 shares, for meeting the FYE 2017 targets set out in Exhibit 8.

Section 4.4            Put Options

Post-closing both Parties have the following rights that allow them to Put the shares back to each other and reverse the ownership:

1.
Seller’s Put Option one: If IGC’s share price drops below the SPF through and including March 31, 2017 and in addition the Seller meets or exceeds all targets as set out in Exhibit 2 up to and including the Share Price Floor Period, the Seller has the option to reverse the Share Purchase Agreement, which would require the Parties to return each other’s shares.  The Seller will have 60 calendar days from the end of the Share Price Floor Period to exercise the option.  The option will expire at 5:30 PM EST on the 60th calendar day from the end of the Share Price Floor Period.

2.
Seller’s Put Option two: If trading in IGC shares is suspended or delisted and not corrected with 90 days, the Seller has the option of reversing the Share Purchase Agreement, which would require the Parties to return each other’s shares.  The option expires at 5:30 P.M. 60th calendar days after the end of the 90-day period.

3.
Seller’s Put Option three: If IGC share price is below USD $1.30 between April 1, 2017 and September 30, 2017 based on a 30-day VWAP, the Seller has the option of reversing the Share Purchase Agreement, which would require the Parties to return each other’s shares. The option expires at 5:30 P.M. EST on October 15, 2017.

4.
Seller’s and Purchaser’s Put Option: Seller and Purchaser have the option to reverse the transaction, which would require the Parties to return each other’s shares, if (a) current government loan/facility cannot be renewed and (b) other new suitable bank loans cannot be obtained and (c) Seller shows best efforts including form applications submitted to the bank(s).
This option expires when (a) current government loan/facility is renewed or (b) other new suitable bank loans are obtained or if (c) Seller does not show best efforts to obtain bank loans.

5.
Purchaser’s Put Option: If Golden Gate has accumulated negative earnings for any of the Financial Years through and including 2017, the Purchaser has the option of reversing the Share Purchase Agreement, which would require the Parties to return each other’s shares.  The option expires at 5:30 P.M. EST on October 15, 2017.

Section 4.5            Allocation of Overhead costs and declaring of dividends

1.
For FYE 2015, 2016 and 2017 a certain portion of IGC overhead shall be allocated to GG.  These amounts are shown in Exhibit 9.  These amounts shall be included in the calculation of Earnings for the purpose of determining the Exchange Shares.

2.	The dividend that shall be declared for each of FYE 2015, 2016, and 2017 is shown in Exhibit 10.

3.	GG shall provide an operational budget for approval by IGC for each financial year 2015, 2016 and 2017

Section 4.6            Repayment of Loan

Golden Gate shall payback the loan made by Mr. Sunny Tsang Hon Sang by March 31, 2015.

Section 4.7            Events Prior to Closing.

Upon execution hereof or as soon thereafter as practical, management of IGC and Golden Gate shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, Exhibits, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 4.8            Closing Date.

The Closing Date of the transactions contemplated by this Agreement shall be on the date on which IGC’s board appointed directors are registered with the Hong Kong Company Registry.

Section 4.9            Post Closing Covenants.

Upon the execution hereof and the occurrence of Closing as contemplated herein or as soon thereafter as practical, the management of IGC and Golden Gate shall cause the following:

(1)	The certificates, duly executed and dated as of Closing Date, described in Section 7.4 and 8.4;

(2)	Deliver such certificates, instruments and documents of transfer, if any, as may be necessary to consummate the transactions;

(3)	Appropriate permissions and filings, including disclosures, if any, will be made in compliance with the legal requirements in Hong Kong and China; and

(4)	Constitute the Board of Directors of Golden Gate in accordance with Article 5.

Section 4.10         Intentionally left blank

Section 4.11          Termination.

(a)	This Agreement may be terminated by the board of directors of either IGC or Golden Gate, respectively, at any time prior to the Closing Date if:

(i)           there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)           any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to Paragraph (a) of this Section 4.11, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)           This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of IGC if Golden Gate’s Shareholder fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Golden Gate, and/or of their respective shareholders contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 30 days written notice thereof is given to Golden Gate.

If this Agreement is terminated pursuant to Paragraph (b) of this Section 4.11, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)           This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of Golden Gate if IGC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of IGC contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 30 days written notice thereof is given to IGC.  If this Agreement is terminated pursuant to Paragraph (c) of this Section 4.11, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of Section 4.11, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated, which shall not be greater than USD$3,000.00.

ARTICLE V

COMPOSITION OF DIRECTORS AND OTHER OPERATIONAL CONSIDERATIONS, POST CLOSING

Subject to the provisions of this Agreement and applicable laws, the Board of Directors shall be responsible for the management, supervision, direction and control of the companies herein.

Section 5.1            Voting Agreement

(a)
Seller agrees that it being a potentially substantial shareholder of IGC post-closing will ensure and cause to caste an affirmative vote for the appointment of Purchaser’s nominated persons to the Board of Directors of IGC in each FYE 2014, 2015, 2016 and 2017.  Seller further agrees to vote with (“For”) the recommendations of the Board of Directors of IGC in each of FYE 2014, 2015, 2016 and 2017.

Section 5.2            Appointment of the Board of Directors of Golden Gate.

The Purchaser shall be entitled to appoint a majority of Directors on the Board of Golden Gate. Such appointed directors shall not charge any director’s fee or remuneration or salary save and except as stated in Exhibit 9.

Section 5.3            Accounting and financial reporting of Golden Gate.

1.
The Parties agree that the Purchaser shall have the right to appoint the Principal Accounting Officer (PAO) by the end of February 2015.  This person shall be responsible for financial control and reporting of Golden Gate.  All accounting staff of Golden Gate will report to the PAO.  The PAO will be responsible for all accounts including being a signatory on the bank accounts of Golden Gate.  The remuneration for the PAO shall be out of GG’s G&A. The remuneration of the PAO shall be decided by Sunny Tsang   consistent with Hong Kong remunerations for the position and the qualifications.

2.	Nominee(s) of IGC, jointly with nominee(s) of GG, shall be signatories to all GG bank accounts. All checks must be signed jointly by an IGC nominee and a GG nominee.
3.	The Purchaser shall appoint the main Chinese auditor for GG.
4.	The Purchaser shall appoint the main USGAAP auditor for GG.

Section 5.4            Quorum.

The quorum at meetings of the Board shall be comprised in accordance with the applicable HKSAR laws.

Section 5.5            Shareholders Meeting Quorum.

The quorum at meetings of Shareholders shall be as per the applicable HKSAR laws.

Section 5.6            Appointment of the Managing Director of Golden Gate Shareholders Meeting Quorum.

The quorum at meetings of Shareholders shall be as per the applicable HKSAR laws.

ARTICLE VI

SPECIAL COVENANTS

Section 6.1            Access to Properties and Records.

Prior to closing, IGC and Golden Gate will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other including all its subsidiaries, as the other shall from time to time reasonably request.

Section 6.2            Intentionally left blank

Section 6.3            Intentionally left blank

Section 6.4            Third Party Consents.

IGC and Golden Gate agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 6.5            Actions Prior to and Subsequent to Closing.

(a)           From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, IGC and Golden Gate will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and

(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.

(b)           From and after the date of this Agreement until the Closing Date, Golden Gate will not, without the prior consent of the Parties:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws, except if required by law to do so;

(ii)	effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers, except for employment of a new General Manager;

(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

(v)	purchase or redeem any Common Shares.

(c)           From and after the date of this Agreement until the Closing Date, Golden Gate shall have the right to declare or pay a USD$15,000 dividend to its sole shareholder.

Section 6.6            Indemnification.

(a)           IGC hereby agrees to indemnify Golden Gate, each of the officers, agents and directors and current shareholders of Golden Gate as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement to the limit of USD$3,000.00 in aggregate.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)           Golden Gate hereby agree to indemnify IGC, each of the officers, agents, directors and current shareholders of IGC as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement to the limit of USD$3,000.00 in aggregate . The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF IGC

The obligations of IGC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.1            Accuracy of Representations.

The representations and warranties made by Golden Gate and Golden Gate Shareholders as set out at Exhibit 1 in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Golden Gate & Golden Gate Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Golden Gate or Golden Gate Shareholders prior to or at the Closing.

Section 7.2            Board of Directors Approval.

The Board of Directors of IGC shall have approved this transaction.

Section 7.3            NYSE MKT Approval.

NYSE MKT will have approved the Application for Listing of Additional Shares for listing the Exchange Shares on the stock exchange.

Section 7.4            Officer’s Certificate.

IGC shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Golden Gate, for and on behalf of Golden Gate , to the effect that: (a) the representations and warranties of Golden Gate  set forth in the Agreement and in all Exhibits, and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) Golden Gate   have performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since such date and other than as previously disclosed to Golden Gate on the attached Exhibits, Golden Gate have not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Golden Gate, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Golden Gate Exhibits, by or against Golden Gate which might result in any material adverse change in any of the assets, properties, business or operations of Golden Gate.

Section 7.5            No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Golden Gate.

Section 7.6            Approvals.

To the best of Golden Gate’s knowledge and belief, Golden Gate have complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and has obtained requisite approvals, unless waived by the IGC in writing, to enable it to execute the present Agreement for the consummation of the transactions contemplated herein.

Section 7.7            Due Diligence.

Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence of Golden Gate to the reasonable satisfaction of IGC.

Section 7.8            US GAAP Audit.

The completion of a USGAAP audit, if required by IGC, for the Financial Year Ended (FYE) March 31, 2014 by a PCAOB registered audit firm and the completion and delivery of unaudited quarterly statements at IGC’s expenses.

Section 7.9            Other Items.

IGC shall have received from Golden Gate such further documents, certificates or instruments relating to the transactions contemplated hereby as IGC may reasonably request.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF  GOLDEN GATE

The obligations of Golden Gate under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 8.1            Accuracy of Representations.

The representations and warranties made by IGC in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement).

Section 8.2            Board of Directors’ Approval.

The Board of Directors of Golden Gate shall have approved this Agreement and the transactions contemplated herein.

Section 8.3            Shareholder Approval.

The shareholders of Golden Gate shall have approved the proposal for approval of the transaction contemplated in the present Agreement.

Section 8.4            Officer's Certificate.

Golden Gate shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of IGC to the effect that the Board of Directors of IGC have approved the transaction contemplated by this Agreement.

Section 8.5            No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of IGC.

Section 8.6            1933 Exchange Act Compliance.

IGC must file any necessary reports to become and stay current with its 1933 Exchange Act filings up to and including the Closing Date of this Agreement. This shall include, but not be limited to, all annual and quarterly filings.

Section 8.7            Approvals.

To the best of IGC’s knowledge and belief, IGC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and has obtained requisite approvals, unless waived by the Parties in writing, to enable it to execute the present Agreement for the consummation of the transactions contemplated herein.

Section 8.8            Due Diligence.

Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence of IGC and its subsidiaries to the reasonable satisfaction of Golden Gate. Golden Gate shall have the right to receive from IGC such documents, certificates or instruments relating to due diligence of IGC and its subsidiaries.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1            Amicable Settlement

If any dispute arises between IGC and Golden Gate, during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavor to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 30 days from the date of the Dispute.

Section 9.2            Arbitration

(1)
If the Parties are unable to amicably settle the Dispute in accordance with Clause 9.1 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and make a reference to an arbitration panel of three arbitrators.  Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator.  The Arbitration proceedings shall be held in accordance with the Maryland Uniform Arbitration Act.  The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

(2)	The place of the arbitration shall be Hong Kong.

(3)	The proceedings of arbitration shall be in English language.

(4)	The arbitration proceedings shall be governed by the laws of Maryland and the Maryland courts (including any appellant Court) in Maryland shall have exclusive jurisdiction.

(5)
The cost and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitrator shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its Counsel, except as may be otherwise determined by the Arbitrator.  The Arbitrator would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

(6)
Any award made by the Arbitrator shall be final and binding on each of Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any Applicable Laws and regulations that would otherwise give the right to appeal the decisions of the Arbitrator so that there shall be no appeal to any Court of Law for the award of the Arbitrator, except a Party shall not challenge or resist any enforcement action taken by other Party in any Court of Law in whose favor and award of the Arbitrator was given.

ARTICLE X

MISCELLANEOUS

Section 10.1          Brokers and Finders.

Each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the Parties together in the negotiation, execution, or consummation of this Agreement. The Parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 10.2          Law, Forum and Jurisdiction.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, United States of America.

Section 10.3          Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to IGC
Mr. Ram Mukunda
India Globalization Capital, Inc.
4336 Montgomery Ave
Bethesda, Md. 20814

If to Golden Gate
Mr. Sunny Tsang
Golden Gate Electronics Limited
Unit 807, 8/F, Tower 2,
Harbour Centre, 8 Hok Cheung Street,
Hunghom, Kowloon, Hong Kong

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 10.4          Attorneys' Fees.

 In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching Parties shall reimburse the non-breaching Parties for all costs but not greater than USD$3,000.00, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.5          Confidentiality.

Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement or (iii) such disclosure is required by law or by a regulatory body.

Section 10.6          Assignment.

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no party shall assign or transfer any of its rights and liabilities hereunder to any other person without the prior written consent of the other Parties.

Section 10.7          Knowledge.

Each party is presumed to have full knowledge of all information set forth in the other party’s Exhibits delivered pursuant to this Agreement.

Section 10.8          Third Party Beneficiaries.

This contract is solely between the Parties and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 10.9          Entire Agreement.

This Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all Parties hereto.

Section 10.10        Survival; Termination.

The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 24 months.

Section 10.11        Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 10.12       Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a written consent by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or Parties for whose benefit the provision is intended.

Section 10.13        Expenses.

Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof including due diligence, legal opinions that may be required for closing and/or otherwise and for any governmental or regulatory requirements as the case may be.

Section 10.14        Headings; Context.

The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 10.15        Benefit.

This Agreement shall be binding upon and shall inure only to the benefit of the Parties hereto, and their permitted assigns hereunder.  This Agreement may only be assigned by IGC to a subsidiary of IGC with the prior written consent of the other party for a period of 3 years after the closing date. For the years 2015, 2016 and 2017, GG will be a direct subsidiary of IGC-USA only.

Section 10.16        Public Announcements.

Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 10.17        Severability.

In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective Parties hereto.

Section 10.18        Failure of Conditions; Termination.

In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the Parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other Parties’ legal fees, which shall not be greater than USD$3,000.00.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 10.19        No Strict Construction.

The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 10.20        Execution Knowing and Voluntary.

In executing this Agreement, the Parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 10.21        Amendment.

This Agreement and any of the terms contained herein may be amended by mutual consent in writing signed by both the parties at any time.

[Remainder of Page Intentionally Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

SEAL	FOR INDIA GLOBALIZATION CAPITAL, INC.

WITNESS	By:	/s/ Claudia Grimaldi
	Name:	CLAUDIA POLANIA KREHBIEL AKA CLAUDIA GRIMALDI
	Title:	General Manager Office of the CEO

SEAL	GOLDEN GATE ELECTRONICS LIMITED SHARE HOLDER

WITNESS	By:	/s/ Sunny Tsang Hon Sang
	Name:	Sunny Tsang Hon Sang
	Title:	Sole Shareholder

SEAL	FOR GOLDEN GATE ELECTRONICS LIMITED

WITNESS	By:	/s/ Sunny Tsang Hon Sang
	Name:	Sunny Tsang Hon Sang
	Title:	Managing Director

Exhibit 1

List of shareholders of Golden Gate

Golden Gate shareholders	Total Number of shares	Percentage of ownership	Shares sold to IGC
Sunny Tsang Hon Sang	1,000,000	100%	510,000
Total	1,000,000	100%	510,000

Exhibit 2

Details of Sunny Tsang Hon Sang

Hong Kong Identification or Passport:

Exhibit 3

List of Subsidiaries of IGC not disclosed: None

Exhibit 4

1.           Golden Gate’s:

(i)            Articles of Incorporation.

(ii)           By laws and amendments, if any.

(iii)           Certificate of good standing or Business Registration Certificate.

Exhibit 5

1)	Unaudited Financial Statements of Golden Gate for the year ending March 31, 2014. The audited financials for said financial year will be provided by the end of June 30, 2014.

Exhibit 6

There are no liabilities that are not listed or described in the Unaudited Financial Statements of Golden Gate for FYE March 31, 2014. The audited financials for said financial year will be provided by the end of June 30, 2014.

Exhibit 7

There are no contracts that are not listed or described in the Unaudited Financial Statements of Golden Gate for FYE March 31, 2014. The audited financials for said financial year will be provided by the end of June 30, 2014.

Exhibit 8

Delivery of Exchange Shares for meeting targets set out below and as explained in Section 4.3 of the Share Purchase Agreement.

Table below sets out the Revenue and Earnings Targets for FYE March 31, 2015, FYE 2016 and FYE 2017

	FYE 2015 (from July 2014)	FYE 2016	FYE 2017
Target Revenue	HK$ 75 M	HK$ 160 M	HK$ 235 M
Target Gross Profit	HK$ 7.5 M	HK$ 16.0 M	HK$ 23.5M
Target Earnings	HK$ 2.25M	HK$ 8.0M	HK$ 14.0M
Maximum Eligible Number of Exchange Shares	17% 205,660	33% 399,222	33% 399,222

FYE 2015:

At the end of the USGAAP audit for the FYE 2015 the audited earnings for FYE 2015 of Golden Gate shall be compared to the Target Earnings for FYE 2015 as set out above.

•
The Eligible Number of Exchange shares that are delivered by IGC shall be calculated on a prorate basis.  For example if 100% of the Target Earnings is achieved then 100% of the Eligible Number of Exchange Shares shall be delivered.  If the audited Earnings for FYE 2015 is 50% of the Target Earnings then 50% of the Eligible Number of Exchange Shares shall be delivered.

FYE 2016:

At the end of the USGAAP audit for the FYE 2016 the audited earnings for FYE 2016 of Golden Gate shall be compared to the Target Earnings for FYE 2016 as set out above.

The Eligible Number of Exchange shares that are delivered and awarded by IGC shall be calculated on a prorate basis.  For example if 100% of the Target Earnings is achieved then 100% of the Eligible Number of Exchange Shares shall be delivered.  If the audited Earnings for FYE 2016 is 50% of the Target Earnings then 50% of the Eligible Number of Exchange Shares shall be delivered.

FYE 2017:

At the end of the USGAAP audit for the FYE 2017 the audited earnings for FYE 2016 of Golden Gate shall be compared to the Target Earnings for FYE 2017 as set out above.

The Eligible Number of Exchange shares that are delivered and awarded by IGC shall be calculated on a prorate basis.  For example if 100% of the Target Earnings is achieved then 100% of the Eligible Number of Exchange Shares shall be delivered.  If the audited Earnings for FYE 2017 is 50% of the Target Earnings then 50% of the Eligible Number of Exchange Shares shall be delivered.

FYE 2015, 2016, 2017 Cumulative:

In the event that Golden Gate misses Earnings targets in one or more years and does not receive the maximum eligible shares, it shall have the ability to catch up and still get 100% of the Exchange Shares if the audited Earnings of FYE 2015, 2016, and FYE 2017 combined is equal or greater than HK $24.25M.

Execution of successful IPO in Hong Kong:

In the event that Golden Gate is successful in executing the Initial Public Offering (IPO) in China/Hong Kong before September 30, 2017 and 100% of the Exchange Shares have not been issued, then IGC shall grant the unissued Exchange Shares provided that the total value of IGC’s 510,000 shares of GG based on the IPO price exceeds the total eligible Exchange Shares (1,209,765 shares) multiplied by the 15 days VWAP immediately preceding the GG IPO.

Exhibit 9

Allocation of overhead costs to Golden Gate.

The following Table sets out the allocation of overhead costs that will be absorbed by Golden Gate on its books.  These costs are included in the G&A of Golden Gate and not credited towards the calculation of Earn Out as set out in Exhibit 8.

	FYE 2015 (USD)	FYE 2016 (USD)	FYE 2017 (USD)
USGAAP Audit and legal fees	USD $20,000	USD $30,000	USD $40,000
Auditor travel expense	USD $5,000	USD $5,000	USD $5,000
US Travel expense (2 people for 3 trips)	Paid by IGC	USD $12,500	USD $30,000
Directors compensation	USD $100 per meeting	USD $500 per meeting	USD $1,000 per meeting
* Director’s meeting shall not be exceeded 2 times per month.

Exhibit 10

The dividend payment from Golden Gate to its shareholders will be as follows:

	FYE 2015	FYE 2016	FYE 2017
Dividend distribution	10% of net profit	15% of net profit	100% of net profit